Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports 122% Revenue Growth to $60.5 Million and 11% Reduction in Average Cost per Test in the Fourth Quarter of 2016

Migration of all Clarient Clients to NeoGenomics Lab Information System Now Complete

Ft. Myers, Florida – February 22, 2017 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, today reported its results for the fourth quarter and full year 2016.

Fourth Quarter 2016 Highlights:

•	140% increase in clinical genetic testing volume(1)
•	122% increase in consolidated revenue to $60.5 million
•	11% reduction in average cost per clinical genetic test(1)
•	GAAP EPS of ($0.18) per share and Adjusted Diluted EPS(2) of $0.05 per share
•	Refinancing of bank debt and redemption of $55 million of Series A Preferred Stock

Full Year 2016 Highlights:

•	155% increase in clinical genetic testing volume(1)
•	145% increase in consolidated revenue to $244.1 million
•	9% reduction in average cost per clinical genetic test(1)
•	236% increase in cash flow from operations & 259% increase in Adj. EBITDA(2)
•	GAAP EPS of ($0.39) per share and Adjusted Diluted EPS(2) of $0.15 per share

Consolidated revenue for the fourth quarter was $60.5 million, an increase of 122% over the same period last year.  Clinical genetic test volume(1) increased 140% driven by the inclusion of Clarient’s results in the consolidated total.  Average revenue per clinical genetic test decreased by 10.5% year over year to $365, primarily due to the inclusion of Clarient’s lower average reimbursement rate per test in the combined test mix, but also due to the rapid growth of lower priced immunohistochemistry (IHC) and molecular tests.

Consolidated gross margin for the quarter was 45.1% as compared to 44.8% in last year’s fourth quarter.  Gross margin improved due to a 10.7% reduction in average cost-of-goods-sold per clinical genetic test (“Cost per Test”) compared to the fourth quarter of 2015.

Consolidated operating expenses increased by $12.8 million, or 73%, from Quarter 4 2015, primarily as a result of the Clarient acquisition.  Non-cash amortization of intangibles related to the Clarient acquisition and non-cash stock-based compensation expenses accounted for $1.5 million of this increase.  In addition, another $3.5 million of this increase was due to non-cash impairment charges to write off the intangible values associated with the PathLogic acquisition and a licensing agreement.

Interest expense and debt termination costs for the quarter increased by $5.3 million from the fourth quarter of 2015 as a result of the bank debt incurred to finance the Clarient acquisition and $3.9 million of one-time expenses in connection with refinancing the Company’s bank debt on December 22nd.  As previously reported, this financing enabled the Company to redeem $55 million of its Series A Redeemable Preferred Stock (55% of the preferred stock outstanding), which reduced the number of Adjusted Diluted Shares(2) outstanding by 8.5%.

Net loss in Quarter 4 was ($6.2) million, versus a net loss of ($1.5) million in last year’s fourth quarter.  GAAP loss per share attributable to common stockholders, after deducting non-cash preferred stock dividends, was ($0.18) in Quarter 4, versus ($0.03) per share in last year’s fourth quarter.

Adjusted EBITDA(2) was $8.1 million in the fourth quarter, an increase of 178% over the prior year.  Adjusted Net Income(2) was $4.4 million, a 52% increase over the prior year.  Adjusted Diluted EPS(2) was $0.05 per share, versus $0.05 per share in Quarter 4 2015.

Douglas M. VanOort, the Company’s Chairman and CEO, commented, “The acquisition of Clarient has clearly been transformational for NeoGenomics.  During the fourth quarter, we completed the significant process of migrating all remaining Clarient clients to the NeoGenomics laboratory information system (LIS) and billing system.  This required the dedication of our Sales and Operations teams, and temporarily disrupted normal operations and growth initiatives.  We expect these conditions to continue for 3-4 more months as we combine our two Orange County, CA facilities at the end of Quarter 1.  However, we are very pleased that all clients are now being serviced by the same LIS and billing systems, and the last integration activities are within sight.  We are looking forward to refocusing on growth and realizing cost efficiencies and synergies as 2017 progresses.”

“As a result of PD-L1 inhibitor therapy being designated as a first-line therapy for certain cancers, we saw a significant increase in demand for our PD-L1 Immunohistochemistry (IHC) tests in the fourth quarter.  NeoGenomics played a key role in several of the PD-L1 clinical trials, and we have quickly become a leader in PD-L1 clinical testing now that several of these innovative immuno-therapies have been approved by the FDA.  Although this large influx of PD-L1 tests impacted our test mix and reduced our average price per test in Quarter 4, we are excited about the strategic opportunities for NeoGenomics as we build on our leadership position in the field of immuno-oncology testing.”

Mr. VanOort continued, “Our Pharma Services Division continues to make excellent progress creating the foundation for our strategic investment in this area.  Although fourth quarter revenue was short of our expectations, we are pleased that our backlog of signed contracts grew to approximately $37 million by year-end, which is an 85% increase over the year-end 2015 backlog.  We are building our business with important projects from many of the leading pharmaceutical companies in the world, and our pipeline of opportunities is strong.  We are also on track to open a new lab facility in the Geneva Switzerland area this summer to support European clinical trials.  As a result, we expect Pharma Services revenue to increase nicely as we progress through 2017.”

Mr. VanOort concluded, “NeoGenomics has clearly and rapidly transformed to be a leader in Oncology testing, and we believe our company is exceptionally well positioned as we move into 2017 and beyond.  Our core business is strong, and we expect to gain substantial cost synergies and increased momentum as the year progresses.  We are committed to being at the forefront of the ongoing revolution in cancer-related genetic and molecular testing, and to achieving our vision of becoming the world’s leading cancer testing and information company.”

Full-Year 2017 Financial Outlook:

NeoGenomics also issued preliminary guidance for fiscal year 2017 today.  The Company expects full year consolidated 2017 revenue to be in the range of $260 - $275 million, Adjusted EBITDA(2) to be in the range of $42 - $50 million, Adjusted Net Income(2) to be in the range of $15 - $19 million, and Adjusted Diluted EPS(2) to be in the range of $0.17 - $0.22 per share.

The Company expects GAAP Diluted EPS to be a loss of ($0.10) – ($0.05) per share.  Please also refer to the tables reconciling forecasted Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA to their closest GAAP equivalents in the section of this report entitled “Reconciliation of Non-GAAP Financial Guidance to Corresponding GAAP Measures”.

The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan.  Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

2017 Annual Meeting and Analyst/Investor Day:

NeoGenomics also announced today that it has scheduled its 2017 Annual Meeting for Thursday, May 25, 2017 at 8:00 AM at the Renaissance ClubSport Aliso Viejo Laguna Beach Hotel in Aliso Viejo, California.  Following the Annual Meeting, the Company will hold a series of presentations for analysts and investors to highlight recent developments of interest.   In addition, guided tours of the Company’s newly remodeled Aliso Viejo laboratory facility will be available.  Investors interested in attending are encouraged to register by contacting Ms. Sherry Terzian at sherry.terzian@neogenomics.com.

_____________________

(1)	Clinical genetic tests exclude tests performed for Pharma Services customers and tests performed by PathLogic.

(2)

NeoGenomics has provided adjusted financial information that has not been prepared in accordance with GAAP, including “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS”.  Each of these measures is defined in the section of this report entitled “Non-GAAP Financial Measures”, and the basis for using these measures is explained in the section entitled “Basis for Non-GAAP Adjustments”.  See also the tables reconciling such measures to their closest GAAP equivalent.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their fourth quarter and full year 2016 results on Wednesday, February 22, 2017 at 11:00 AM EDT.  Interested investors should dial (877) 407-8035 (domestic) and (201) 689-8035 (international) at least five minutes prior to the call.

A replay of the conference call will be available until 11:59 PM on March 8, 2017 and can be accessed by dialing (877) 481-4010 (domestic) and (919) 882-2331 (international).  The playback conference ID Number is 10178.  The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=175518. An archive of the web-cast will be available until 11:59 PM on May 22, 2017.

About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services.  The Company provides one of the most comprehensive oncology-focused testing menus in the world for Physicians to help them diagnose and treat cancer.  The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CLIA certified laboratories in Aliso Viejo, Fresno, Irvine, and West Sacramento, California; Tampa and Fort Myers, Florida; Houston, Texas and Nashville, Tennessee.  NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States. For additional information about NeoGenomics, visit http://neogenomics.com/.

Forward Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including the information set forth in the “Full-Year 2017 Financial Outlook”.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements as the result of the Company’s ability to continue gaining new customers, offer new types of tests, integrate its acquisition of the Clarient business, and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2016.  As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC.  In addition, it is the Company’s practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.

Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

For further information, please contact:

NeoGenomics, Inc.

Steven C. Jones

Executive Vice President & Dir. of Investor Relations

(239) 325-2001

sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	For the years ended December 31,
ASSETS	2016	2015
Cash and cash equivalents	$12,525	$23,420
Accounts receivable (net of allowance for doubtful accounts of $13,699 and $4,759, respectively)	55,512	48,943
Inventory	6,253	5,108
Other current assets	4,535	4,889
Total current assets	78,825	82,360

Property and equipment (net of accumulated depreciation of $27,102 and $26,534, respectively)	34,036	34,577
Intangible assets, net	77,064	87,800
Goodwill	147,019	146,421
Other assets	174	129
TOTAL ASSETS	$337,118	$351,287

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable and other current liabilities	$29,380	$26,055
Short-term portion of capital leases and senior debt	30,532	14,003
Total current liabilities	59,912	40,058

Long-term Liabilities:
Long-term portion of capital leases and senior debt	75,637	57,376
Deferred income tax liability, net	14,973	15,741
Total long-term liabilities	90,610	73,117

TOTAL LIABILITIES	150,522	113,175

Series A Redeemable Convertible Preferred Stock	22,873	28,602
Stockholders' equity	163,723	209,510
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$337,118	$351,287

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	For the Three-Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Net Revenue
Clinical testing	$55,341	$26,825	$222,015	$98,595
Pharma services	5,149	454	22,068	1,207
Total Revenue	60,490	27,279	244,083	99,802

Cost of revenue	33,232	15,051	133,704	56,046
Gross Profit	27,258	12,228	110,379	43,756

Operating expenses:
Sales and marketing	5,825	2,993	23,910	11,562
General and administrative	19,974	12,594	75,782	33,631
Research and development	930	1,856	4,649	4,198
Impairment charges	3,464	-	3,464	-
Total operating expenses	30,193	17,443	107,805	49,391
Income (Loss) From Operations	(2,935)	(5,215)	2,574	(5,635)

Interest expense, & debt termination fees, net	5,489	232	9,998	854
Other (income) expense	-	(2,000)	-	(2,000)
(Loss) before taxes	(8,424)	(3,447)	(7,424)	(4,489)
Income tax (benefit)	(2,201)	(1,974)	(1,701)	(1,954)
Net (Loss)	(6,223)	(1,473)	(5,723)	(2,535)

Deemed dividends on preferred stock	12,491	40	18,011	40
Amortization of preferred stock beneficial conversion feature	(4,517)	82	6,663	82
Net (Loss) Attributable to Common Stockholders	$(14,197)	$(1,595)	$(30,397)	$(2,657)

(Loss) per Common Share:
Basic	$(0.18)	$(0.03)	$(0.39)	$(0.04)
Diluted	$(0.18)	$(0.03)	$(0.39)	$(0.04)

Weighted Average Shares Used in Computation of Earnings per Common Share:
Basic	78,490	60,859	77,542	60,526
Diluted	78,490	60,859	77,542	60,526

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Year Ended December 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2016	2015
Net (loss)	$(5,723)	$(2,535)
Adjs. to reconcile net (loss) to net cash provided by operating activities:
Impact of tax valuation allowance	-	(2,066)
Depreciation	15,937	6,730
Impairment of assets	3,464	-
Amortization of debt costs	4,596	-
Amortization of intangible assets	7,272	412
Non-cash warrant and stock based compensation	5,438	3,479
Provision for bad debts	11,856	2,318
Changes in assets and liabilities, net	(21,363)	(1,945)
NET CASH PROVIDED BY OPERATING ACTIVITIES	21,477	6,393

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(7,536)	(2,215)
Acquisition related assets (net of cash acquired)	1,035	(72,940)
NET CASH USED IN INVESTING ACTIVITIES	(6,501)	(75,155)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from revolving credit facility, net	12,856	10,002
Proceeds from advance on term loan	75,000	55,022
Repayment of term loan	(55,000)	-
Redemption of preferred stock	(55,000)	-
Repayment of capital lease obligations, loans	(5,293)	(4,115)
Payments of debt issue costs	(2,202)	(3,351)
Issuance of common stock	4,031	1,083
Payments of equity issue costs	(263)	(148)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(25,871)	58,493

NET (DECREASE) IN CASH AND CASH EQUIVALENTS	(10,895)	(10,269)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,420	33,689
CASH AND CASH EQUIVALENTS, END OF PERIOD	$12,525	$23,420

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$5,423	$911
Income taxes paid	$290	$25

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING INFORMATION:
Fair value of common stock issued to fund acquisition	-	$102,510
Fair value of preferred stock issued to fund acquisition	-	$73,200
Equipment acquired under capital lease obligations/loans	$6,057	$4,813

Use of non-GAAP Financial Measures

The Company’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures.  Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the Company’s core operating results and comparison of core operating results across reporting periods.  Management also uses non-GAAP financial measures for financial and operational decision making, planning and forecasting purposes and to manage the Company’s business. Management believes that these non-GAAP financial measures enable investors to evaluate our operating results and future prospects in the same manner as management.  The non-GAAP financial measures do not replace the presentation of GAAP financial results and should only be used as a supplement to and not as a substitute for the Company’s financial results presented in accordance with GAAP.  There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of the Company’s recorded costs against its net revenue.  In addition, the Company’s definition of the non-GAAP financial measures below may differ from non-GAAP measures used by other companies.

Definitions of Non-GAAP Measures

Non – GAAP Adjusted EBITDA

“Adjusted EBITDA” is defined by NeoGenomics as net income from continuing operations before: (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash, stock-based compensation expense, and if applicable in a reporting period (v) acquisition related transaction expenses (vi) non-cash impairments of intangible assets (vii) debt financing costs (viii) and other significant non-recurring or non-operating (income) or expenses.

Non – GAAP Adjusted Net Income

“Adjusted Net Income” is defined by NeoGenomics as net income available to common shareholders from continuing operations plus: (i) non-cash amortization of customer lists and other intangible assets, (ii) non-cash, stock-based compensation expense, (iii) non-cash deemed dividends on preferred stock, (iv) non-cash amortization of preferred stock beneficial conversion feature, and if applicable in a reporting period (v) acquisition related transaction expenses (vi) non-cash impairments of intangible assets (vii) debt financing costs (viii) and other significant non-recurring or non-operating (income) or expenses.

Non-GAAP Adjusted Diluted EPS

“Adjusted Diluted EPS” is defined by NeoGenomics as Adjusted Net Income divided by Adjusted Diluted Shares outstanding.  Adjusted Diluted Shares outstanding is the sum of Diluted shares outstanding and the weighted average number of common shares that would be outstanding if the preferred stock were converted into common stock on the original issue date based on the number of days such common shares would have been outstanding in the reporting period.  In addition, If GAAP Net Income is negative and Adjusted Net Income is positive, Adjusted Diluted Shares will also include any options or warrants that would be outstanding as dilutive instruments using the treasury stock method.

Basis for Non-GAAP Adjustments

NeoGenomics basis for excluding certain expenses (income) from GAAP financial measures, are outlined below:

•

Amortization of intangible assets –The intangible assets that give rise to this amortization expense relate to acquisitions, and the amounts allocated to such intangible assets and the terms of amortization vary by acquisition and type of asset.  NeoGenomics excludes these items to provide a consistent basis for comparing operating results across reporting periods, pre and post-acquisition.

•

Stock-based compensation expenses – Because many of the company’s full-time physicians reside in California, state regulations against the corporate practice of medicine require us to retain their professional service

corporations rather than hire them as employees.   GAAP provides that variable stock based compensation treatment be applied for non-employee service providers. This variable accounting treatment can cause significant fluctuations in quarterly expense based on changes in the Company’s stock price from one quarter to the next and result in large positive or negative impacts to total operating expenses.  Without adjusting for these non-cash expenses, the Company believes it would be difficult to compare financial results from core operations across reporting periods on a consistent basis.

•

Deemed dividends on preferred stock – GAAP accounting for the unique structure of the Series A Redeemable Preferred Stock requires the Company to assume that such preferred stock will be outstanding for its entire ten-year term.   In addition, GAAP requires that the escalating preferred dividend rate over time be accelerated for accounting purposes and amortized on a straight-line basis over the ten-year life of the instrument, irrespective of the minimal contractual requirements for “paid in kind” stock dividends in the early years.  Since such implied dividends are not paid in cash, and since the Company believes that such preferred stock will be redeemed within the first three years it is outstanding, before any significant dividends have accrued under the contractual terms, the Company believes these non-cash expenses are not meaningful in evaluating the operating performance of the Company and it would be misleading to not adjust for such expenses across reporting periods.

•

Amortization of preferred stock beneficial conversion feature – This non-cash expense is also a direct result of the complex GAAP accounting requirements for our Series A Redeemable Preferred Stock.  The Company believes this expense is not meaningful in evaluating the operating performance of the Company, distorts comparisons across reporting periods, and that it would be misleading to not adjust for such expenses across reporting periods.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Adjusted EBITDA

(Unaudited, in thousands)

	For the Three-Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Net (Loss) (per GAAP)	$(6,223)	$(1,473)	$(5,723)	$(2,535)
Adjustments to Net (Loss):
Interest expense	1,541	232	6,050	854
Income tax expense	(2,201)	(1,974)	(1,701)	(1,954)
Gain on contract amendment	—	(2,000)	—	(2,000)
Amortization of intangibles	1,818	129	7,272	412
Depreciation	4,387	1,758	15,937	6,730
EBITDA	(678)	(3,328)	21,835	1,507
Further Adjustments to EBITDA:
Non-cash stock based compensation	1,415	1,572	5,438	3,479
Acquisition related transaction expenses	—	4,686	—	4,686
Amortization of issuance costs and prepayment fees upon early termination of debt facility	3,948	—	3,948	—
Impairment charges	3,464	—	3,464	—
Adjusted EBITDA (non-GAAP)	$8,149	$2,930	$34,685	$9,672

Reconciliation of GAAP Net Income Available to Common Stockholders to Non-GAAP Adjusted Net Income and GAAP Earnings per Share to Non-GAAP Adjusted Earnings per Share

(Unaudited, in thousands)

	For the Three-Months Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Net (loss) available to common stockholders (GAAP)	$(14,197)	$(1,595)	$(30,397)	$(2,657)
Adjustments to Net Loss:
Amortization of intangibles	1,818	129	7,272	412
Non-cash stock based compensation expenses	1,415	1,572	5,438	3,479
Gain on contract amendment	—	(2,000)	—	(2,000)
Acquisition related transaction expenses	—	4,686	—	4,686
Impairment charges	3,464	—	3,464	—
Amortization of issuance costs and prepayment fees upon early termination of debt facility	3,948	—	3,948	—
Deemed dividends on preferred stock	12,491	40	18,011	40
Amortization of preferred stock beneficial conversion feature	(4,517)	82	6,663	82
Adjusted net income (non-GAAP)	$4,422	$2,914	$14,399	$4,042

Net loss per common share (GAAP)
Diluted EPS	$(0.18)	$(0.03)	$(0.39)	$(0.04)
Adjustments to diluted loss per Share:
Amortization of intangibles	0.02	—	0.08	0.01
Non-cash stock based compensation expenses	0.01	0.02	0.06	0.05
Gain on contract amendment	—	(0.03)	—	(0.03)
Acquisition related transaction expenses	—	0.07	—	0.07
Impairment charges	0.04	—	0.04	—
Amortization of debt costs upon termination of debt	0.04	—	0.04	—
Deemed dividends on preferred stock	0.13	—	0.19	—
Amortization of preferred stock beneficial conversion feature	(0.05)	—	0.07	—
Impact of including preferred shares and stock options/warrants in Adj. Diluted Shares(3)	0.04	0.02	0.06	—
Adjusted Diluted EPS (non-GAAP)	$0.05	$0.05	$0.15	$0.06

Weighted average shares used in computation of adjusted diluted earnings per share:
Diluted Common Shares (GAAP)	78,490	60,859	77,542	60,526
Options and warrants not included in GAAP Diluted Shares (using treasury stock method)	2,058	3,612	1,717	2,899
Weighted Avg. Preferred Shares (as converted)	13,878	159	14,468	40
Adjusted Diluted Shares outstanding (non-GAAP)	94,426	64,630	93,727	63,465

_____________________

(3)

This adjustment compensates for the effects of including the Series A Preferred Shares on an as-converted basis and the treasury stock impact of outstanding stock options and warrants in the Adjusted Diluted Shares outstanding, both of which are not included in GAAP Diluted Shares outstanding.

Reconciliation of Non-GAAP Financial Guidance to Corresponding GAAP Measures

2017 net income available to common stockholders calculated in accordance with GAAP will be impacted by certain non-cash charges, including: (i) expenses related to variable stock-based compensation, (ii) approximately $7.3 million of expense related to the amortization of customers lists and other intangibles from the Clarient acquisition, (iii) approximately $3.8 million of deemed preferred stock dividends, and (iv) approximately $6.7 million of related to the amortization of the beneficial conversion feature related to the preferred stock issued in connection with the Clarient acquisition.  These non-cash charges have been included in GAAP net income (loss) available to common shareholders and GAAP net income (loss) per share; however, they have been removed from Adjusted Net Income and Adjusted Diluted Net Income per Share.

The following table reconciles our 2017 outlook for Net Income, EBITDA and EPS to the corresponding non-GAAP measures of Adjusted Net Income, Adjusted EBITDA and Adjusted Diluted EPS:

($, 000’s)	Low Range	High Range
Net (Loss) available to common stockholders (GAAP)	$(8,000)	$(4,000)
Amortization of intangibles	7,200	7,300
Non-cash stock based compensation expense (4)	5,400	5,500
Preferred stock dividends and amortization of BCF	10,400	10,500
Adjusted Net Income (Non-GAAP)	15,000	19,300
Interest and taxes	7,000	10,700
Depreciation	20,000	20,000
Adjusted EBITDA (Non-GAAP)	$42,000	$50,000

Net loss per common share (GAAP)
Diluted EPS	$(0.10)	$(0.05)
Adjustments to diluted loss per Share:
Amortization of intangibles	0.09	0.09
Non-cash stock based compensation expenses	0.07	0.07
Preferred stock dividends and amortization of BCF	0.13	0.13
Impact of including preferred shares and stock options/warrants in Adj. Diluted Shares(3)	(0.02)	(0.02)
Adjusted Diluted EPS (non-GAAP):	$0.17	$0.22

Assumed Shares Outstanding in 2017:
Diluted Shares Outstanding	79,500	79,500
Options and warrants not included in diluted shares	1,900	1,900
Series A Preferred Stock Outstanding	6,600	6,600
Adjusted Diluted Shares outstanding (non-GAAP)	88,000	88,000

_____________________

(4)	Forecasts of non-cash stock-based compensation expense assume consistency in the Company’s stock price in 2017 and no further stock-based awards requiring variable accounting.

Supplemental Information on

Clinical Genetic(1) Requisitions Received, Tests Performed, Revenue and Cost of Revenue

(unaudited, in thousands, except test & requisition data and per test & per requisition data)

	For the Three-Months Ended December 31,			For the Year Ended December 31,
Consolidated	2016	2015	% Change	2016	2015	% Change
Requisitions received (cases)	91,304	38,793	135.4%	361,220	139,195	159.5%
Number of tests performed	147,317	61,332	140.2%	563,132	221,191	154.6%
Average number of tests/requisition	1.61	1.58	1.9%	1.56	1.59	(1.9%)

Total clinical genetic testing revenue	$53,823	$25,045	115.0%	$214,708	$90,506	137.2%
Average revenue/requisition	$589	$646	(8.8%)	$594	$650	(8.6%)
Average revenue/test	$365	$408	(10.5%)	$381	$409	(6.8%)

Cost of revenue	$28,275	$13,171	114.7%	$113,373	$48,783	132.4%
Average cost/requisition	$310	$340	(8.8%)	$314	$350	(10.3%)
Average cost/test	$192	$215	(10.7%)	$201	$221	(9.0%)

Supplemental Information on

PathLogic Requisitions Received, Tests Performed, Revenue and Cost of Revenue

(unaudited, in thousands, except requisition data and revenue & cost per requisition)

	For the Three-Months Ended December 31,			For the Year Ended December 31,
Path Logic	2016	2015	% Change	2016	2015	% Change
Requisitions received (cases)	13,591	14,122	(3.8%)	56,165	63,535	(11.6%)

Total testing revenue	$1,518	$1,780	(14.7%)	$7,307	$8,089	(9.7%)
Average revenue/requisition	$112	$126	(11.1%)	$130	$127	2.3%

Cost of revenue	$1,775	$1,794	(1.1%)	$7,064	$6,991	1.0%
Average cost /requisition	$131	$127	3.1%	$126	$110	14.5%